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                                                                      EXHIBIT 12

                CASCADE NATURAL GAS CORPORATION AND SUBSIDIARIES
                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                       AND PREFERRED DIVIDEND REQUIREMENTS

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

                                                                               Twelve Months Ended
                                                     ----------------------------------------------------------------------
                                                       30-Sep-99      30-Sep-98     30-Sep-97     30-Sep-96     31-Dec-95
                                                     --------------  ------------- ------------- ------------  ------------
                                                                             (dollars in thousands)
Fixed charges, as defined:
   Interest expense                                       $ 10,486     $   10,132   $     9,436    $  10,101      $  9,938
   Amortization of debt
        issuance expense                                       603            605           612          612           606
                                                     --------------  ------------- ------------- ------------  ------------
       Total fixed charges                                $ 11,089     $   10,737   $    10,048    $  10,713      $ 10,544
                                                     --------------  ------------- ------------- ------------  ------------

Earnings, as defined:
   Net earnings                                           $ 14,053     $    9,544   $    10,627    $   8,211      $  7,732
   Add (deduct):
     Income taxes                                            8,075          5,694         6,263        4,272         4,508
     Fixed charges                                          11,089         10,737        10,048       10,713        10,544
                                                     --------------  ------------- ------------- ------------  ------------
       Total earnings                                     $ 33,217     $   25,975   $    26,938    $  23,196      $ 22,784
                                                     --------------  ------------- ------------- ------------  ------------
Ratio of earnings to
     fixed charges                                            3.00           2.42          2.68         2.17          2.16
                                                     ==============  ============= ============= ============  ============

Fixed charges and preferred dividend requirements:
       Fixed charges                                      $ 11,089     $   10,737   $    10,048    $  10,713      $ 10,544
       Preferred dividend
           requirements                                        756            778           811          819           853
                                                     --------------  ------------- ------------- ------------  ------------
       Total                                              $ 11,845     $   11,515   $    10,859    $  11,532      $ 11,397
                                                     --------------  ------------- ------------- ------------  ------------

Ratio of earnings to fixed charges and
    preferred dividend requirements                           2.80           2.26          2.48         2.01          2.00
                                                     ==============  ============= ============= ============  ============
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